EX-23.2
Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

April 21, 2010

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:           TBC Global News Network, Inc. 2010 Stock and Option Plan

Dear Sir/Madame:

I have acted as counsel to TBC Global News Network, Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-8 relating to the registration of 500,000,000 shares of its common stock (“Shares”), $0.001 par value per Share, which are issuable pursuant to the Company’s 2010 Stock and Option Plan.  I hereby consent to all references to my firm included in this registration statement, including the opinion of legality.

Sincerely,

/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.